SHAREHOLDERS AND TRUSTEES
POPE FAMILY OF FUNDS

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We have audited the accompanying statement of assets and liabilities of the Pope Family of Funds (the "Trust"), (comprised of Halter Pope USX China
Fund) as of June 7, 2005. This financial statement is the responsibility of the Trust's management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities. Our procedures included confirmation of cash held by the custodian as of June 7, 2005, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of assets and liabilities presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of the respective portfolio constituting the Pope Family of Funds as of June 7, 2005, in conformity with accounting principles generally accepted in the United States of America.

Cohen McCurdy, Ltd.
Westlake, Ohio
June 7, 2005

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POPE FAMILY OF FUNDS (Comprised of Halter Pope USX China Fund)            PAGE 2
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                       STATEMENT OF ASSETS AND LIABILITIES

                                  JUNE 7, 2005

ASSETS
     Cash                                                               $100,000
                                                                        ========

LIABILITIES                                                             $      0
                                                                        ========

NET ASSETS                                                              $100,000
                                                                        ========


NET ASSETS FOR SHARES OF BENEFICIAL INTEREST OUTSTANDING                $100,000
                                                                        ========

CAPITAL SHARES OUTSTANDING (UNLIMITED SHARES AUTHORIZED
         WITHOUT PAR VALUE)                                             $ 10,000

NET ASSET VALUE AND OFFERING PRICE PER SHARE*                           $     10
                                                                        ========

*Public shareholders are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

The accompanying notes are an integral part of this statement.

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POPE FAMILY OF FUNDS                                                      PAGE 3
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                        NOTES TO THE FINANCIAL STATEMENT

1.    ORGANIZATION

      The Pope Family of Funds (the "Trust") was organized on February 25, 2005, as a Delaware statutory trust. The sole series of shares of the Trust is the Halter Pope USX China Fund (the "Fund"), an open end non-diversified management investment company registered with the Securities and Exchange Commission.

      The investment objective of the Fund is long-term growth of capital.

      The Fund uses an independent custodian and transfer agent. No transactions other than those relating to organizational matters and the sale of 10,000 shares of Fund have taken place to date.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. These policies are in conformity with accounting principles generally accepted in the United States of America ("GAAP").

      Estimates

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      Federal Income and Excise Taxes

      The Fund intends to meet the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all taxable income to its shareholders. Therefore, no federal income or excise tax provision is required.

3.    RELATED PARTY TRANSACTIONS

      Pope Asset Management, LLC serves as the Fund's investment adviser that manages the investments in the Fund's portfolio.

      Under the terms of the Investment Advisory Agreement (the "Advisory Agreement"), the Advisor selects the securities and manages the investments for the Fund, subject to the oversight of the Fund's Board of Trustees (the "Trustees"). Under the Advisory Agreement, the Fund pays the Advisor a monthly fee based on an annualized rate of 1.25% of the average daily net asset value of the Fund. The Advisor has entered into an Expense Limitation Agreement with the Fund under which it has agreed to waive or reduce its fees and to assume other expenses of the Fund, if necessary, in an amount that limits "Total Annual Fund Operating Expenses," (exclusive of interest, taxes, brokerage fees and commissions, extraordinary expenses and payments, if any, under the Rule 12b-1 Plan) for its first fiscal year to 3.00% of average daily net assets of the Fund.

      Certain trustees and officers of the Pope Family of Funds are also employees and members of management of Pope Asset Management, LLC.

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POPE FAMILY OF FUNDS                                                      PAGE 4
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                        NOTES TO THE FINANCIAL STATEMENT

4.    CAPITAL SHARE TRANSACTIONS

      The Trust agreement permits the Board of Trustees to issue an unlimited number of shares of beneficial interest of separate series without par value. At June 7, 2005, 10,000 shares were outstanding with paid-in capital of $100,000.

5.    BENEFICIAL OWNERSHIP

      The beneficial ownership, either directly or indirectly, of more than 25% of the voting securities of a fund creates a presumption of control of the Fund, under Section 2(a)(9) of the Investment Company Act of 1940. As of June 7, 2005, Stephen L. Parr, an officer and trustee of the Fund, beneficially owned 100% of the Fund.

6.    OTHER

      Expenses incurred in connection with the organization of the fund and initial offering of shares will be absorbed by Pope Asset Management, LLC